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                                                                   News Release

                                                            AXA FINANCIAL, INC.
                                                                August 30, 2000

Media Contact:    Sheryl Thompson, AXA Financial
                  212-314-3730
                  Barbara Wilkoc, AXA Financial
                  212-314-3740
                  Christophe Dufraux, AXA
                  011.331.40.75.46.74

Investor Contact: Greg Wilcox, AXA Financial
                  212-314-4040
                  Bob Sullivan, AXA Financial
                  212-314-5462
                  Jad Ariss, AXA
                  011.331.40.75.47.45


           AXA Financial Announces Sale of DLJ to Credit Suisse Group


New York, NY -- AXA Financial (NYSE: AXF) today announced it had reached agreement to sell majority owned Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ), its investment banking subsidiary, to Credit Suisse First Boston (CSFB), a subsidiary of Credit Suisse Group.

On a fully diluted basis, the transaction is valued at $13.4 billion or $90.00 per share and at 18.2x full year 2000 consensus earnings estimates. AXA Financial owns 70% or about 88.6 million shares of the primary outstanding shares of DLJ and will realize pre-tax proceeds of about $8 billion for a pre-tax gain approximating $6.2 billion. Under the terms of the transaction, public shareholders will receive $90 in cash for their shares. AXA Financial will receive approximately $2.4 billion in cash and $5.6 billion in Credit Suisse Group stock equivalent to $90 per share, based on an exchange rate and stock price as of the close of business on August 28.

The stock consideration equates to approximately an 8% ownership position in Credit Suisse Group on a fully diluted basis. Credit Suisse will repurchase $1.2 billion of stock


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from AXF at closing. Additionally, AXA Financial believes that its investment in one of the world's leading financial companies will have multiple sources of liquidity. For example, Credit Suisse annually repurchases substantial amounts of stock for its employment programs.

The transaction has been approved by the Boards of Directors of Credit Suisse Group, DLJ and AXA Financial and is expected to close in the fourth quarter subject to normal regulatory approvals.

"We have enjoyed a long and successful relationship with DLJ over the last 15 years," said Mr. Miller, President and CEO of AXA Financial, but we realize that DLJ needs a broader platform to continue to optimize its potential. This transaction creates a global powerhouse, capable of competing and winning against the top global investment banks. This transaction monetizes the significant return we have built up in DLJ while allowing DLJ to evolve to the next level.

"Finally, we believe this transaction provides us with additional capability to invest in our core businesses of distribution, asset gathering and asset management, a strategy which has produced significant success in recent years."

About AXA Financial (after the DLJ sale)

AXA Financial, Inc., with $496 billion in assets under management (giving effect to the pending acquisition of S.C. Bernstein), is one of the world 's premier financial services organizations through its strong brands: The Equitable Life Assurance Society, AXA Advisors, Equitable Distributors, Alliance Capital Management and the pending acquisition of Sanford C. Bernstein. AXA Financial is a member of the global AXA Group, which has operations in approximately 60 countries and has more than $900 billion in assets under management. For more information on AXA Financial, visit our Website at http://www.axa-financial.com.